Insider Trading Compliance Policy

Contents

		Page
I.	Summary	1
II.	Statement of Policies Prohibiting Insider Trading	2
III.	Explanation of Insider Trading	3
IV.	Statement of Procedures to Prevent Insider Trading	7
V.	Additional Prohibited Transactions	10
VI.	Rule 10b5-1 Trading Plans, Section 16, and Rule 144	12
VII.	Execution and Return of Certification of Compliance	18
Schedule I	Individuals Subject to Pre-Clearance Requirement	19
Attachment A	Short-Swing Profit Rule Section 16(b) Checklist	20
Attachment B	Certification of Compliance	21

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1 Insider Trading Compliance Policy Federal and state laws prohibit trading in the securities of a company while in possession of material non-public information and providing material non-public information to others so that they can trade. Violating such laws can undermine investor trust, harm the reputation of Vistagen Therapeutics, Inc. (together with its subsidiaries, the “Company”), and result in your dismissal from the Company or even serious criminal and civil charges against you and the Company. This Insider Trading Compliance Policy (this “Policy”) outlines your responsibilities to avoid insider trading and implements certain procedures to help you avoid even the appearance of insider trading. I. Summary Preventing insider trading is necessary to comply with securities laws and to preserve the reputation and integrity of the Company. “Insider trading” occurs when any person purchases or sells a security while in possession of material non-public information relating to the security. Insider trading is a crime. The criminal penalties for violating insider trading laws include imprisonment and fines of up to $5 million for individuals and $25 million for corporations. Insider trading may also result in civil penalties, including disgorgement of profits and civil fines. Insider trading is also prohibited by this Policy, and violation of this Policy may result in Company-imposed sanctions, including removal or dismissal for cause. This Policy applies to all members of the Board of Directors of the Company (the “Board”), officers, and employees of the Company, and certain consultants that may be specified by management (“specified consultants”). As someone subject to this Policy, you are responsible for ensuring that members of your household also comply with this Policy. This Policy also applies to any entities you control, including any corporations, partnerships, or trusts, and transactions by such entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account. This Policy extends to all activities within and outside your Company duties. Every officer, director, employee and specified consultant must review this Policy. Questions regarding the Policy should be directed to the Company’s Compliance Officer (as defined below). The Chief Financial Officer (the “Compliance Officer”) shall be responsible for the administration of this policy. In the absence of the Compliance Officer, responsibility for administering this Policy will rest with the Chief Executive Officer or such other employee as may be designated by the Compliance Officer.

2 In all cases, as someone subject to this Policy, you bear full responsibility for ensuring your compliance with this Policy, and also for ensuring that members of your household (and individuals not residing in your household but whose transactions are subject to your influence or control) and entities under your influence or control are in compliance with this Policy. Actions taken by the Company, the Compliance Officer, or any other Company personnel do not constitute legal advice, nor do they insulate you from the consequences of noncompliance with this Policy. II. Statement of Policies Prohibiting Insider Trading No member of Board, officer, employee or specified consultant (or any other person designated as subject to this Policy) shall purchase or sell any type of security while in possession of material non-public information relating to the security or the issuer of such security, whether the issuer of such security is the Company or any other company. Additionally, no member of the Board, officer, employee or specified consultant shall purchase or sell any security of the Company during the period beginning on the 15th calendar day of the month on which any fiscal quarter of the Company ends and ending upon completion of the second full trading day after the public release of earnings data for such fiscal quarter or during any other trading suspension period declared by the Company. For the purposes of this Policy, a “trading day” is a day on which national stock exchanges are open for trading. These prohibitions do not apply to: • purchases of the Company’s securities from the Company or sales of the Company’s securities to the Company; • exercises of stock options or other equity awards or the surrender of shares to the Company in payment of the exercise price or in satisfaction of any tax withholding obligations in a manner permitted by the applicable equity award agreement, or vesting of equity-based awards, that in each case do not involve a market sale of the Company’s securities (the “cashless exercise” of a Company stock option through a broker does involve a market sale of the Company’s securities, and therefore would not qualify under this exception); • periodic contributions to, or the acquisition of Company securities under an “employee stock purchase plan” (within the meaning of the Internal Revenue Code of 1986, as amended) maintained by the Company (the “ESPP”), in each case, pursuant to the terms and conditions of the applicable plan or the employee’s advance instructions; • bona fide gifts of the Company’s securities; or • purchases or sales of the Company’s securities made pursuant to any binding contract, specific instruction or written plan entered into outside of a black-out period and while the purchaser or seller, as applicable, was unaware of any material, non-public information and which contract, instruction or plan (i) meets all requirements of the affirmative defense provided by Rule 10b5-1 (“Rule 10b5-1”)

3 promulgated under the Securities Exchange Act of 1934, as amended (the “1934 Act”), (ii) was pre-cleared in advance pursuant to this Policy and (iii) has not been amended or modified in any respect after such initial pre-clearance without such amendment or modification being pre-cleared in advance pursuant to this Policy. For more information about Rule 10b5-1 trading plans, see Section VI below. From time to time, events will occur that are material to the Company and cause certain members of the Board, officers, or employees to be in possession of material non-public information. When that happens, the Company will recommend that those in possession of the material non-public information suspend all trading in the Company’s securities until the information is no longer material or has been publicly disclosed. When such event-specific blackout periods occur, those subject to it will be notified by the Company. The event-specific blackout period will not be announced to those not subject to it, and those subject to it or otherwise aware of it should not disclose it to others. Even if the Company has not notified you that you are subject to an event-specific blackout period, if you are aware of material non-public information about the Company, you should not trade in Company securities. Any failure by the Company to designate you as subject to an event- specific blackout period, or to notify you of such designation, does not relieve you of your obligation not to trade in the Company’s securities while possessing material non-public information. No member of the Board, officer, or employee shall directly or indirectly communicate (or “tip”) material non-public information to anyone outside the Company (except in accordance with the Company’s contractual arrangements, such as nondisclosure agreements, or policies regarding the protection or authorized external disclosure of Company information) or to anyone within the Company other than on a “need-to-know” basis. III. Explanation of Insider Trading “Insider trading” refers to the purchase or sale of a security while in possession of material non-public information relating to the security. “Securities” includes stocks, bonds, notes, debentures, options, warrants, and other convertible securities, as well as derivative instruments. “Purchase” and “sale” are defined broadly under the federal securities law. “Purchase” includes not only the actual purchase of a security, but any contract to purchase or otherwise acquire a security. “Sale” includes not only the actual sale of a security, but any contract to sell or otherwise dispose of a security. These definitions extend to a broad range of transactions, including conventional cash-for-stock transactions, conversions, the exercise of stock options, and acquisitions and exercises of warrants or puts, calls, or other derivative securities. A. What Facts Are Material? The materiality of a fact depends upon the circumstances. A fact is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making

4 a decision to buy, sell, or hold a security, or if the fact is likely to have a significant effect on the market price of the security. Material information can be positive or negative and can relate to virtually any aspect of a company’s business or to any type of security, debt, or equity. Also, information that something is likely to happen in the future—or even just that it may happen— could be deemed material. Examples of material information include (but are not limited to) information about the following: dividends; corporate earnings or earnings forecasts; possible mergers, acquisitions, tender offers or dispositions; major new products or product developments; important business developments such as major contract or license awards or cancellations; results of preclinical studies and/or clinical trials; developments regarding strategic collaborations, collaborators, licenses or partnerships; the status of regulatory submissions, allowances, awards or issuances; patents or other intellectual property; management or control changes; significant borrowing or financing developments, including pending public sales or offerings of debt or equity securities; defaults on borrowings; bankruptcies; cybersecurity or data security incidents; and significant litigation or regulatory actions. Moreover, material information does not have to be related to a company’s business. For example, the contents of a forthcoming newspaper column that is expected to affect the market price of a security can be material. Questions regarding material information should be directed to the Company’s Compliance Officer. A good rule of thumb: When in doubt, do not trade. B. What Is Non-public? Information is “non-public” if it is not available to the general public. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors through newswire services such as Dow Jones, Reuters, Bloomberg, Business Wire, The Wall Street Journal, Associated Press, or United Press International; a broadcast on widely available radio or television programs; publication in a widely available newspaper, magazine, or news website; a Regulation FD-compliant conference call; or public disclosure documents filed with the U.S. Securities and Exchange Commission (the “SEC”) that are available on the SEC’s website. Note that simply posting information to the Company’s website may not be sufficient disclosure to make the information public. The circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination. In addition, even after a public announcement, a reasonable period of time must lapse in order for the market to react to the information. Generally, one should allow two (2) full trading days following publication as a reasonable waiting period before such information is deemed to be public. C. Who Is an Insider? “Insiders” include officers, directors, and any employees of a company, or anyone else who has material non-public information about a company. Insiders have independent fiduciary duties to their company and its stockholders not to trade on material non-public information relating to the company’s securities. Insiders may not trade in the Company’s securities while in possession

5 of material non-public information relating to the Company, nor may they tip such information to anyone outside the Company (except in accordance with the Company’s contractual arrangements, such as nondisclosure agreements, or policies regarding the protection or authorized external disclosure of Company information) or to anyone within the Company other than on a “need-to- know” basis. As someone subject to this Policy, you are responsible for ensuring that members of your household also comply with this Policy. This includes family members residing with you, anyone else living in your household, and any family members not living with you whose transactions in the Company’s securities are directed by you, or subject to your influence and control. This Policy also applies to any entities you control, including any corporations, partnerships, or trusts, and transactions by these entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account. D. Trading by Persons Other Than Insiders Insiders may be liable for communicating or tipping material non-public information to a third party (“tippee”), and insider trading violations are not limited to trading or tipping by insiders. Persons other than insiders can also be liable for insider trading, including tippees who trade on material non-public information tipped to them or individuals who trade on material non-public information that has been misappropriated. Insiders may be held liable for tipping even if they receive no personal benefit from tipping and even if no close personal relationship exists between them and the tippee. Tippees inherit an insider’s duties and are liable for trading on material non-public information illegally tipped to them by an insider. Similarly, just as insiders are liable for the insider trading of their tippees, so are tippees who pass the information along to others who trade. In other words, a tippee’s liability for insider trading is no different from that of an insider. Tippees can obtain material non-public information by receiving overt tips from others or through, among other things, conversations at social, business, or other gatherings. E. Penalties for Engaging in Insider Trading Penalties for trading on or tipping material non-public information can extend significantly beyond any profits made or losses avoided, both for individuals engaging in such unlawful conduct and their employers. The SEC and Department of Justice have made the civil and criminal prosecution of insider trading violations a top priority. Enforcement remedies available to the government or private plaintiffs under the federal securities laws include: • SEC administrative sanctions; • securities industry self-regulatory organization sanctions; • civil injunctions; • damage awards to private plaintiffs; • disgorgement of all profits;

6 • civil fines for the violator of up to three times (3x) the amount of profit gained or loss avoided; • civil fines for the employer or other controlling person of a violator (i.e., where the violator is an employee or other controlled person) of up to the greater of $1.425 million (subject to adjustment for inflation) or three times (3x) the amount of profit gained or loss avoided by the violator; • criminal fines for individual violators of up to $5 million ($25 million for an entity); and • jail sentences of up to 20 years. In addition, insider trading could result in serious sanctions by the Company, including dismissal. Insider trading violations are not limited to violations of the federal securities laws. Other federal and state civil or criminal laws, such as the laws prohibiting mail and wire fraud and the Racketeer Influenced and Corrupt Organizations Act (RICO), may also be violated in connection with insider trading. F. Size of Transaction and Reason for Transaction Do Not Matter The size of the transaction or the amount of profit received does not have to be significant to result in prosecution. The SEC has the ability to monitor even the smallest trades, and the SEC performs routine market surveillance. Brokers or dealers are required by law to inform the SEC of any possible violations by people who may have material non-public information. The SEC aggressively investigates even small insider trading violations. G. Examples of Insider Trading Examples of insider trading cases include actions brought against officers, directors, and employees who traded in a company’s securities after learning of significant confidential corporate developments; friends, business associates, family members, and other tippees of such officers, directors, and employees who traded in the securities after receiving such information; government employees who learned of such information in the course of their employment; and other persons who misappropriated, and took advantage of, confidential information from their employers. The following are illustrations of insider trading violations. These illustrations are hypothetical and, consequently, not intended to reflect on the actual activities or business of the Company or any other entity. Trading by Insider An officer of X Corporation learns that earnings to be reported by X Corporation will increase dramatically. Prior to the public announcement of such earnings, the officer purchases X Corporation’s stock. The officer, an insider, is liable for all profits as well as penalties of up to three times (3x) the amount of all profits. The officer is also subject to, among other things, criminal prosecution, including up to $5 million in additional fines and 20 years in jail. Depending upon the

7 circumstances, X Corporation and the individual to whom the officer reports could also be liable as controlling persons. Trading by Tippee An officer of X Corporation tells a friend that X Corporation is about to publicly announce that it has concluded an agreement for a major acquisition. This tip causes the friend to purchase X Corporation’s stock in advance of the announcement. The officer is jointly liable with his friend for all of the friend’s profits, and each is liable for all civil penalties of up to three times (3x) the amount of the friend’s profits. The officer and his friend are also subject to criminal prosecution and other remedies and sanctions, as described above. H. Prohibition of Records Falsification and False Statements Section 13(b)(2) of the 1934 Act requires companies subject to the 1934 Act to maintain proper internal books and records and to devise and maintain an adequate system of internal accounting controls. The SEC has supplemented the statutory requirements by adopting rules that prohibit (i) any person from falsifying records or accounts subject to the above requirements, and (ii) officers or directors from making any materially false, misleading, or incomplete statement to any accountant in connection with any audit or filing with the SEC. These provisions reflect the SEC’s intent to discourage officers, directors, and other persons with access to the Company’s books and records from taking action that might result in the communication of materially misleading financial information to the investing public. Falsifying records or accounts or making materially false, misleading, or incomplete statements in connection with an audit or filing with the SEC could also result in criminal penalties for obstruction of justice. IV. Statement of Procedures to Prevent Insider Trading The following procedures have been established, and will be maintained and enforced, by the Company to prevent insider trading. Every officer, director, employee and specified consultant is required to follow these procedures. A. Pre-Clearance of Trades To provide assistance in preventing inadvertent violations of applicable securities laws and to avoid the appearance of impropriety in connection with the purchase and sale of the Company’s securities, all proposed transactions in the Company’s securities (including without limitation, acquisitions and dispositions of Company stock, the exercise of stock options and the sale of Company stock issued upon exercise of stock options) by officers and certain directors listed on Schedule I (as may be amended from time to time) (each, a “Pre-Clearance Person”) must be pre-cleared by the Company’s Compliance Officer, who shall notify the Company’s Chief Executive Officer of the proposed transaction prior to the consummation of such proposed transaction. Pre- clearance by the Company’s Compliance Officer does not relieve anyone of his or her responsibility under applicable SEC insider trading rules. A request for pre-clearance may be oral or in writing (including by e-mail), should be made at least two (2) business days in advance of the proposed transaction and should include the identity of the Pre-Clearance Person, the type of proposed transaction (for example, an open market

8 purchase, a privately negotiated sale, an option exercise, etc.), the proposed date of the transaction and the number of shares or other securities to be involved. In addition, the Pre-Clearance Person must execute a certification (in the form approved by the Compliance Officer) that he or she is not aware of material non-public information about the Company. The Compliance Officer shall have sole discretion to decide whether to clear any contemplated transaction (the Chief Executive Officer shall have sole discretion to decide whether to clear transactions by the Compliance Officer or persons or entities subject to this policy as a result of their relationship with the Compliance Officer). All trades that are pre-cleared must be effected within five (5) business days of receipt of the pre-clearance unless a specific exception has been granted by the Compliance Officer (or the Chief Executive Officer in the event of trades by the Compliance Officer). A pre-cleared trade (or any portion of a pre-cleared trade) that has not been effected during the five (5) business day period must be pre-cleared again prior to execution. Notwithstanding receipt of pre-clearance, if the Pre- Clearance Person becomes aware of material non-public information or becomes subject to a black-out period before the transaction is effected, the transaction may not be completed. None of the Company, the Compliance Officer or the Company’s other employees will have any liability for any delay in reviewing, or refusal of, a request for pre-clearance submitted pursuant to this Section IV.A. Notwithstanding any pre-clearance of a transaction pursuant to this Section IV.A, none of the Company, the Compliance Officer or the Company’s other employees assumes any liability for the legality or consequences of such transaction to the person engaging in such transaction. B. Black-Out Periods Additionally, no member of the Board, officer, employee or specified consultant shall purchase or sell any security of the Company during the period beginning on the 15th calendar day of the month on which any fiscal quarter of the Company ends and ending upon completion of the second full trading day after the public release of earnings data for such fiscal quarter or during any other trading suspension period declared by the Company, except for: • purchases of the Company’s securities from the Company or sales of the Company’s securities to the Company; • exercises of stock options or other equity awards or the surrender of shares to the Company in payment of the exercise price or in satisfaction of any tax withholding obligations in a manner permitted by the applicable equity award agreement, or vesting of equity-based awards that do not involve a market sale of the Company’s securities (the “cashless exercise” of a Company stock option through a broker does involve a market sale of the Company’s securities, and therefore would not qualify under this exception); • periodic contributions to, or the acquisition of Company securities under an ESPP, in each case, pursuant to the terms and conditions of the applicable plan or the employees’ advance instructions; • bona fide gifts of the Company’s securities; and • purchases or sales of the Company’s securities made pursuant to any binding contract, specific instruction or written plan entered into while the purchaser or

9 seller, as applicable, was unaware of any material, non-public information and which contract, instruction or plan (i) meets all requirements of the affirmative defense provided by Rule 10b5-1, (ii) was pre-cleared in advance pursuant to this Policy and (iii) has not been amended or modified in any respect after such initial pre-clearance without such amendment or modification being pre-cleared in advance pursuant to this Policy. Exceptions to the black-out period policy may be approved only by the Company’s Compliance Officer or, in the case of exceptions for the Compliance Officer, the Chief Executive Officer, or, in the case of exceptions for members of the Board, the Board or Audit Committee of the Board. From time to time, the Company, through the Board or the Company’s Chief Executive Officer or Compliance Officer, may recommend that officers, directors, employees, specified consultants or others suspend trading in the Company’s securities because of developments that have not yet been disclosed to the public. Subject to the exceptions noted above, all those affected should not trade in the Company’s securities while the suspension is in effect, and should not disclose to others that the Company has suspended trading. C. Post-Termination Transactions With the exception of the preclearance requirement, this Policy continues to apply to transactions in the Company’s securities even after termination of service to the Company. If you are in possession of material non-public information when your service terminates, you may not trade in the Company’s securities until that information has become public or is no longer material. D. Information Relating to the Company 1. Access to Information Access to material non-public information about the Company, including the Company’s business, earnings, or prospects, should be limited to members of the Board, officers, and employees of the Company on a “need-to-know” basis. In addition, such information should not be communicated to anyone outside the Company under any circumstances (except in accordance with the Company’s contractual arrangements or policies regarding the protection or authorized external disclosure of Company information) or to anyone within the Company on an other than “need-to-know” basis. In communicating material non-public information to employees of the Company, all members of the Board, officers, and employees must take care to emphasize the need for confidential treatment of such information and adherence to the Company’s contractual arrangements and policies with regard to confidential information. 2. Inquiries From Third Parties Inquiries from third parties, such as industry analysts, bankers or members of the media, about the Company should be directed to the Senior Vice President of Investor Relations at markmcp@vistagen.com or (650) 577-3606 or IR@vistagen.com.

10 E. Limitations on Access to Company Information The following procedures are designed to maintain confidentiality with respect to the Company’s business operations and activities. All members of the Board, officers, employees and specified consultants should take all steps and precautions necessary to restrict access to, and secure, material non-public information by, among other things: • maintaining the confidentiality of Company-related transactions; • conducting their business and social activities so as not to risk inadvertent disclosure of confidential information. Review of confidential documents in public places should be conducted so as to prevent access by unauthorized persons; • restricting access to documents and files (including computer files) containing material non-public information to individuals on a “need-to-know” basis (including maintaining control over the distribution of documents and drafts of documents); • promptly removing and cleaning up all confidential documents and other materials from conference rooms following the conclusion of any meetings; • disposing of all confidential documents and other papers once there is no longer any business or other legally required need — through shredders when appropriate; • restricting access to areas likely to contain confidential documents or material non- public information; • safeguarding laptop computers, tablets, memory sticks, CDs, and other items that contain confidential information; and • avoiding the discussion of material non-public information in places where the information could be overheard by others, such as in elevators, restrooms, hallways, restaurants, airplanes, or taxicabs. Personnel involved with material non-public information, to the extent feasible, should conduct their business and activities in areas separate from other Company activities. V. Additional Prohibited Transactions The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. Therefore, members of the Board, officers, and employees shall comply with the following policies with respect to certain transactions in the Company securities:

11 A. Short Sales Short sales of the Company’s securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance. For these reasons, short sales of the Company’s securities are prohibited by this Policy. In addition, as noted below, Section 16(c) of the 1934 Act absolutely prohibits Section 16 reporting persons from making short sales of the Company’s equity securities, i.e., sales of shares that the insider does not own at the time of sale, or sales of shares against which the insider does not deliver the shares within 20 days after the sale. B. Publicly Traded Options A transaction in options is, in effect, a bet on the short-term movement of the Company’s stock and therefore creates the appearance that an officer, director, or employee is trading based on material non-public information. Transactions in options may also focus an officer’s, director’s, or employee’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in puts, calls, or other derivative securities involving the Company’s equity securities, on an exchange or in any other organized market, are prohibited by this Policy. C. Hedging Transactions Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow an officer, director, employee or specified consultant to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. Such transactions allow the officer, director, employee or specified consultant to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the officer, director, employee or specified consultant may no longer have the same objectives as the Company’s other stockholders. Therefore, such transactions involving the Company’s equity securities are prohibited by this Policy. D. Purchases of the Company’s Securities on Margin; Pledging the Company’s Securities to Secure Margin or Other Loans Purchasing on margin means borrowing from a brokerage firm, bank, or other entity in order to purchase the Company’s securities (other than in connection with a cashless exercise of stock options under the Company’s equity plans). Margin purchases of the Company’s securities are prohibited by this Policy. Pledging the Company’s securities as collateral to secure loans is also prohibited. This prohibition means, among other things, that you cannot hold the Company’s securities in a “margin account” (which would allow you to borrow against your holdings to buy securities). E. Members of the Board and Officer Cashless Exercises of Options Granted Under Company Stock Plans The Company will not arrange with brokers to administer cashless exercises on behalf of members of the Board and officers of the Company. Members of the Board and officers of the

12 Company may use the cashless exercise feature of their equity awards only if (i) the director or officer retains a broker independently of the Company, (ii) the Company’s involvement is limited to confirming that it will deliver the stock promptly upon payment of the exercise price, and (iii) the director or officer uses a cashless exercise arrangement, in which the Company agrees to deliver stock against the payment of the purchase price on the same day the sale of the stock underlying the equity award settles. Under a cashless exercise, a broker, the issuer, and the issuer’s transfer agent work together to make all transactions settle simultaneously. This approach is to avoid any inference that the Company has “extended credit” in the form of a personal loan to the director or executive officer. Questions about cashless exercises should be directed to the Compliance Officer. F. Partnership Distributions Nothing in this Policy is intended to limit the ability of a venture capital partnership or other similar entity with which a director is affiliated to distribute Company securities to its partners, members, or other similar persons. It is the responsibility of each affected director and the affiliated entity, in consultation with their own counsel (as appropriate), to determine the timing of any distributions, based on all relevant facts and circumstances and applicable securities laws. G. Employee Stock Purchase Plans The trading prohibitions and restrictions set forth in this Policy do not apply to periodic contributions to, or the acquisition of Company securities under an ESPP, in each case, pursuant to the terms and conditions of the applicable plan or the employees’ advance instructions. VI. Rule 10b5-1 Trading Plans, Section 16, and Rule 144 A. Rule 10b5-1 Trading Plans 1. Overview Rule 10b5-1 will protect members of the Board, officers, employees and specified consultants from insider trading liability under Rule 10b5-1 for transactions under a previously established contract, plan or instruction to trade in the Company’s stock (a “Trading Plan”) entered into in good faith and in accordance with the terms of Rule 10b5-1 and all applicable state laws and will be exempt from the trading restrictions set forth in this Policy. The initiation of, and any modification to, any such Trading Plan will be deemed to be a transaction in the Company’s securities, and such initiation or modification is subject to all limitations and prohibitions relating to transactions in the Company’s securities. Each such Trading Plan, and any modification thereof, must be submitted to and pre-approved by the Company’s Compliance Officer (or in the case of a Trading Plan to be entered into by the Compliance Officer, the Company’s Chief Executive Officer), or such other person as the Board may designate from time to time (the “Authorizing Officer”), who may impose such conditions on the implementation and operation of the Trading Plan as the Authorizing Officer deems necessary or advisable. However, compliance of the Trading Plan to the terms of Rule 10b5-1 and the execution of transactions pursuant to the Trading Plan are the sole responsibility of the person initiating the Trading Plan, not the Company or the Authorizing Officer.

13 Trading Plans do not exempt individuals from complying with Section 16 short-swing profit rules or liability. Rule 10b5-1 presents an opportunity for insiders to establish arrangements to sell (or purchase) Company stock without the restrictions of trading windows and black-out periods, even when there is undisclosed material information. A Trading Plan may also help reduce negative publicity that may result when key executives sell the Company’s stock. Rule 10b5-1 only provides an “affirmative defense” in the event there is an insider trading lawsuit. It does not prevent someone from bringing a lawsuit. A member of the Board, officer, employee or specified consultant may enter into a Trading Plan only when he or she is not in possession of material, non-public information, and only during a trading window period outside of the trading black-out period. Although transactions effected under a Trading Plan will not require further pre-clearance at the time of the trade, any transaction (including the quantity and price) made pursuant to a Trading Plan of a Section 16 reporting person must be reported to the Company promptly on the day of each trade to permit the Company’s filing coordinator to assist in the preparation and filing of a required Form 4. The Company reserves the right from time to time to suspend, discontinue or otherwise prohibit any transaction in the Company’s securities, even pursuant to a previously approved Trading Plan, if the Authorizing Officer or the Board, in its discretion, determines that such suspension, discontinuation or other prohibition is in the best interests of the Company. Any Trading Plan submitted for approval hereunder should explicitly acknowledge the Company’s right to prohibit transactions in the Company’s securities. Failure to discontinue purchases and sales as directed shall constitute a violation of the terms of this Section VI and result in a loss of the exemption set forth herein. Members of the Board, officers, directors, employees and specified consultants may adopt Trading Plans with brokers that outline a pre-set plan for trading of the Company’s stock, including the exercise of options granted pursuant to the Company’s stock plans. Trades pursuant to a Trading Plan generally may occur at any time. However, the Company requires a cooling-off period of 30 days between the establishment of a Trading Plan and commencement of any transactions under such plan. An individual may adopt more than one Trading Plan. Please review the following description of how a Trading Plan works. Pursuant to Rule 10b5-1, an individual’s purchase or sale of securities will not be “on the basis of” material, non-public information if: • First, before becoming aware of the information, the individual enters into a binding contract to purchase or sell the securities, provides instructions to another person to sell the securities or adopts a written plan for trading the securities (i.e., the Trading Plan). • Second, the Trading Plan must either: • specify the amount of securities to be purchased or sold, the price at which the securities are to be purchased or sold and the date(s) on which the securities are to be purchased or sold; • include a written formula or computer program for determining the amount, price and date(s) of the transactions; or

14 • prohibit the individual from exercising any subsequent influence over the purchase or sale of the Company’s stock under the Trading Plan in question. • Third, the purchase or sale must occur pursuant to the Trading Plan and the individual must not enter into a corresponding hedging transaction or alter or deviate from the Trading Plan. 2. Revocation of and Amendments to Trading Plans Revocation of Trading Plans should occur only in unusual circumstances. Effectiveness of any revocation or amendment of a Trading Plan will be subject to the prior review and approval of the Authorizing Officer. Once a Trading Plan has been revoked, the participant should wait at least 30 days before trading outside of a Trading Plan and 180 days before establishing a new Trading Plan. You should note that revocation of a Trading Plan can result in the loss of an affirmative defense for past or future transactions under a Trading Plan. You should consult with your own legal counsel before deciding to revoke a Trading Plan. In any event, you should not assume that compliance with the 180-day bar will protect you from possible adverse legal consequences of a Trading Plan revocation. A person acting in good faith may amend a prior Trading Plan so long as such amendments are made outside of a quarterly trading black-out period and at a time when the Trading Plan participant does not possess material, non-public information. Plan amendments must not take effect for at least 30 days after the plan amendments are made. Under certain circumstances, a Trading Plan must be revoked. This may include circumstances such as the announcement of a merger or the occurrence of an event that would cause the transaction either to violate the law or to have an adverse effect on the Company. The Authorizing Officer or administrator of the Company’s stock plans is authorized to notify the broker in such circumstances, thereby insulating the insider in the event of revocation. 3. Discretionary Plans Although non-discretionary Trading Plans are preferred, discretionary Trading Plans, where the discretion or control over trading is transferred to a broker, are permitted, but only if such discretionary Trading Plans are pre-approved by the Authorizing Officer. The Authorizing Officer must pre-approve any Trading Plan, arrangement or trading instructions, etc., involving potential sales or purchases of the Company’s stock or option exercises, including but not limited to, blind trusts, discretionary accounts with banks or brokers, or limit orders. The actual transactions effected pursuant to a pre-approved Trading Plan will not be subject to further pre-clearance for transactions in the Company’s stock once the Trading Plan or other arrangement has been pre-approved. 4. Reporting (if Required) If required, an SEC Form 144 will be filled out and filed by the individual/brokerage firm in accordance with the existing rules regarding Form 144 filings. A footnote at the bottom of the Form 144 should indicate that the trades “are in accordance with a Trading Plan that complies with Rule 10b5-1 and expires ____.” For Section 16 reporting persons, a Form 4 must be filed before the end of the second business day following the date that the broker, dealer or plan administrator informs the individual that a transaction was executed, provided that the date of such notification

15 is not later than the third business day following the trade date. A similar footnote should be placed at the bottom of the Form 4 as outlined above. 5. Options Exercises of options for cash may be executed at any time. “Cashless exercise” option exercises are subject to trading windows. However, the Company will permit same day sales under Trading Plans. If a broker is required to execute a cashless exercise in accordance with a Trading Plan, then the Company must have exercise forms attached to the Trading Plan that are signed, undated and with the number of shares to be exercised left blank. Once a broker determines that the time is right to exercise the option and dispose of the shares in accordance with the Trading Plan, the broker will notify the Company in writing and the administrator of the Company’s stock plans will fill in the number of shares and the date of exercise on the previously signed exercise form. The insider should not be involved with this part of the exercise. 6. Trades Outside of a Trading Plan During an open trading window, trades differing from Trading Plan instructions that are already in place are allowed as long as the Trading Plan continues to be followed. 7. Public Announcements The Company may make a public announcement that Trading Plans are being implemented in accordance with Rule 10b5-1. It will consider in each case whether a public announcement of a particular Trading Plan should be made. It may also make public announcements or respond to inquiries from the media as transactions are made under a Trading Plan. 8. Prohibited Transactions The transactions prohibited under Section V of this Policy, including among others short sales and hedging transactions, may not be carried out through a Trading Plan or other arrangement or trading instruction involving potential sales or purchases of the Company’s securities. 9. No Section 16 Protection The use of Trading Plans does not exempt participants from complying with the Section 16 reporting rules or liability for short-swing trades. 10. Limitation on Liability None of the Company, the Authorizing Officer or the Company’s other employees will have any liability for any delay in reviewing, or refusal of, a Trading Plan submitted pursuant to this Section VI.A. Notwithstanding any review of a Trading Plan pursuant to this Section VI.A, none of the Company, the Authorizing Officer or the Company’s other employees assumes any liability for the legality or consequences relating to such Trading Plan to the person adopting such Trading Plan. B. Section 16: Insider Reporting Requirements, Short-Swing Profits, and Short Sales (Applicable to Officers, Directors, and 10% Stockholders) 1. Reporting Obligations Under Section 16(a): SEC Forms 3, 4, and 5 Section 16(a) of the 1934 Act generally requires all members of the Board, officers, and 10% stockholders (“Section 16 Insiders”), within 10 days after becoming a Section 16 Insider, to

16 file with the SEC an “Initial Statement of Beneficial Ownership of Securities” on SEC Form 3, listing the amount of the Company’s stock, options, and warrants that the Section 16 Insider beneficially owns. Following the initial filing on SEC Form 3, changes in beneficial ownership of the Company’s stock, options, and warrants must be reported on SEC Form 4, generally within two (2) days after the date on which such change occurs, or in certain cases on Form 5, within 45 days after fiscal year-end. The two (2)-day Form 4 deadline begins to run from the trade date rather than the settlement date. A Form 4 must be filed even if, as a result of balancing transactions, there has been no net change in holdings. In certain situations, purchases or sales of Company stock made within six (6) months prior to the filing of a Form 3 must be reported on Form 4. Similarly, certain purchases or sales of Company stock made within six (6) months after an officer or director ceases to be a Section 16 Insider must be reported on Form 4. 2. Recovery of Profits Under Section 16(b) For the purpose of preventing the unfair use of information that may have been obtained by a Section 16 Insider, any profits realized by a Section 16 Insider from any “purchase” and “sale” of Company stock during a six-month period, so called “short-swing profits,” may be recovered by the Company. When such a purchase and sale occurs, good faith is no defense. The insider is liable, even if compelled to sell for personal reasons, and even if the sale takes place after full disclosure and without the use of any material non-public information. The Section 16 Insider under Section 16(b) of the 1934 Act is only to the Company itself. The Company, however, cannot waive its right to short swing profits, and any Company stockholder can bring suit in the name of the Company. Reports of ownership filed with the SEC on Form 3, Form 4, or Form 5 pursuant to Section 16(a) (discussed above) are readily available to the public, and certain attorneys carefully monitor these reports for potential Section 16(b) violations. In addition, liabilities under Section 16(b) may require separate disclosure in the Company’s annual report to the SEC on Form 10-K or its proxy statement for its annual meeting of stockholders. No suit may be brought more than two years after the date the profit was realized. However, if the Section 16 Insider fails to file a report of the transaction under Section 16(a), as required, the two-year limitation period does not begin to run until after the transactions giving rise to the profit have been disclosed. Failure to report transactions and late filing of reports require separate disclosure in the Company’s proxy statement. Members of the Board and officers who are Section 16 Insiders should consult the attached “Short-Swing Profit Rule Section 16(b) Checklist” attached hereto as “Attachment A” in addition to consulting the Compliance Officer prior to engaging in any transactions involving the Company’s securities, including, without limitation, the Company’s stock, options, or warrants. 3. Short Sales Prohibited Under Section 16(c) Section 16(c) of the 1934 Act absolutely prohibits Section 16 Insiders from making short sales of the Company’s equity securities. Short sales include sales of stock that the Section 16 Insider does not own at the time of sale, or sales of stock against which the Section 16 Insider does not deliver the shares within 20 days after the sale. Under certain circumstances, the purchase or sale of put or call options, or the writing of such options, can result in a violation of Section 16(c). Section 16 Insiders violating Section 16(c) face criminal liability.

17 You should consult the Compliance Officer if you have any questions regarding reporting obligations, short-swing profits or short sales under Section 16. C. Rule 144 (Applicable to Section 16 Insiders) Rule 144 provides a safe harbor exemption to the registration requirements of the Securities Act of 1933, as amended, for certain resales of “restricted securities” and “control securities.” “Restricted securities” are securities acquired from an issuer, or an affiliate of an issuer, in a transaction, or chain of transactions, not involving a public offering. “Control securities” are any securities owned by directors, executive officers, or other “affiliates” of the issuer, including stock purchased in the open market and stock received upon exercise of stock options. Sales of Company securities by affiliates (generally, Section 16 Insiders of the Company) must comply with the requirements of Rule 144, which are summarized below: • Current Public Information. The Company must have filed all SEC-required reports during the last 12 months. • Volume Limitations. Total sales of Company common stock by a covered individual for any three-month period may not exceed the greater of: (i) 1% of the total number of outstanding shares of Company common stock, as reflected in the most recent report or statement published by the Company, or (ii) the average weekly reported volume of such shares traded during the four calendar weeks preceding the filing of the requisite Form 144. • Method of Sale. The shares must be sold either in a “broker’s transaction” or in a transaction directly with a “market maker.” A “broker’s transaction” is one in which the broker does no more than execute the sale order and receive the usual and customary commission. Neither the broker nor the selling person can solicit or arrange for the sale order. In addition, the selling person or member of the Board must not pay any fee or commission other than to the broker. A “market maker” includes a specialist permitted to act as a dealer, a dealer acting in the position of a block positioner, and a dealer who holds himself out as being willing to buy and sell Company common stock for his own account on a regular and continuous basis. • Notice of Proposed Sale. A notice of the sale (a Form 144) must be filed with the SEC at the time of the sale. Brokers generally have internal procedures for executing sales under Rule 144, and will assist you in completing the Form 144 and in complying with the other requirements of Rule 144. If you are subject to Rule 144, you must instruct your broker who handles trades in Company securities to follow the brokerage firm’s Rule 144 compliance procedures in connection with all trades.

18 VII. Execution and Return of Certification of Compliance After reading this Policy, all members of the Board, officers, employees and any specified consultants should execute and return to the Company’s Compliance Officer the Certification of Compliance form attached hereto as “Attachment B.”

Schedule I 19 Individuals Subject to Pre-Clearance Requirement All members of the Board of Directors and Officers of the Company All Section 16 Officers

Attachment A 20 Short-Swing Profit Rule Section 16(b) Checklist Note: ANY combination of PURCHASE AND SALE or SALE AND PURCHASE within six months of each other by an officer, director, or 10% stockholder (or any family member living in the same household or certain affiliated entities) results in a violation of Section 16(b), and the “profit” must be recovered by Vistagen Therapeutics, Inc. (the “Company”). It makes no difference how long the shares being sold have been held or, for officers and directors, that you were an insider for only one of the two matching transactions. The highest priced sale will be matched with the lowest priced purchase within the six-month period. Sales If a sale is to be made by an officer, director, or 10% stockholder (or any family member living in the same household or certain affiliated entities): 1. Have there been any purchases by the insider (or family members living in the same household or certain affiliated entities) within the past six months? 2. Have there been any option grants or exercises not exempt under Rule 16b-3 within the past six months? 3. Are any purchases (or nonexempt option exercises) anticipated or required within the next six months? 4. Has a Form 4 been prepared? Note: If a sale is to be made by an affiliate of the Company, has a Form 144 been prepared and has the broker been reminded to sell pursuant to Rule 144? Purchases And Option Exercises If a purchase or option exercise for Company stock is to be made: 1. Have there been any sales by the insider (or family members living in the same household or certain affiliated entities) within the past six months? 2. Are any sales anticipated or required within the next six months (such as tax-related or year-end transactions)? 3. Has a Form 4 been prepared? Before proceeding with a purchase or sale, consider whether you are aware of material non-public information that could affect the price of the Company stock. All transactions in the Company’s securities by members of the Board and officers must be pre- cleared by contacting the Company’s Chief Financial Officer, who shall notify the Company’s Chief Executive Officer of the proposed transaction prior to the consummation of such proposed transaction.

Attachment B 21 Certification of Compliance Return by [_________] To: Cynthia Anderson, Chief Financial Officer From: __________________________ Re: Insider Trading Compliance Policy of Vistagen Therapeutics, Inc. I have received, reviewed, and understand the above-referenced Insider Trading Compliance Policy and undertake, as a condition to my present and continued employment (or, if I am not an employee, affiliation with) Vistagen Therapeutics, Inc., to comply fully with the policies and procedures contained therein. I hereby certify, to the best of my knowledge, that during the calendar year ending December 31, 20___, I have complied fully with all policies and procedures set forth in the above-referenced Insider Trading Compliance Policy. ___________________________ _______________ Signature Date ___________________________ Title